Exhibit 4.1

FOURTH AMENDMENT TO SHAREHOLDERS RIGHTS AGREEMENT

REFERENCE IS MADE to that certain Shareholders Rights Agreement dated as of September 22, 2005, as amended from time to time (the “Rights Plan”), between Idaho General Mines, Inc., an Idaho corporation (the “Company”), and Registrar and Transfer Company (the “Rights Agent”).

WHEREAS, the Board of Directors determined that it is in the best interests of the Company and its shareholders to amend the Rights Plan to accelerate the Final Expiration Date of the Rights Plan to October 4, 2007 (the “Plan Amendment”); and

WHEREAS, the Holders of the Rights Certificates have duly and validly approved the Plan Amendment.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the undersigned agree as follows:

1. Pursuant to Section 27 thereof, the “Final Expiration Date” set forth in Section 7(a) of the Rights Plan is hereby amended to be on the Close of Business on October 4, 2007.

    2. Except as expressly amended hereby, the Rights Plan shall remain in full force and effect as by its terms set forth. Capitalized terms used but not defined herein have the meanings assigned to them in the Rights Plan.

DATED as of this 4th day of October, 2007.

IDAHO GENERAL MINES, INC.			REGISTRAR AND TRANSFER COMPANY

By:	/s/ Bruce D. Hansen	By:	/s/ Diane Sayer
	Bruce D. Hansen		Diane Sayer
	Its: Chief Executive Officer	Its:	Vice President